EXHIBIT 99.1

April 26, 2007 12:00 p.m. Pacific Time Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Reports First Quarter 2007 Earnings of $1,278,000, Up 21% From First Quarter 2006

LONGVIEW, Wash., April 26, 2007 /PRNewswire/ --

FlashResults Cowlitz Bancorporation (NASDAQ: CWLZ) (Numbers in Thousands, Except Per Share Data)

	Three Months Ended

	March 31,
	2007	2006	% Change

Net Interest Income	$5,752	$4,763	21%
Net Income	$1,278	$1,060	21%
Diluted EPS	$0.25	$0.21	19%
Total Period End Loans	$366,029	$287,348	27%
Total Period End Deposits	$394,047	$321,732	22%

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported net income of $1,278,000 or $0.25 per diluted share for the first quarter of 2007, compared with net income of $1,060,000, or $0.21 per diluted share, during the same period of 2006. Net income for the first quarter of 2007 was up 21% over the same period last year and earnings per share on a fully diluted basis increased 19%.

“We see continuing loan demand and increasing non-interest revenues,” said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary, Cowlitz Bank. “The strong growth rates in the Puget Sound and Portland/Vancouver markets should help mitigate the effects of the current slowdown in the real estate sector.”

Total loans were $366.0 million at March 31, 2007, an increase of 27% from March 31, 2006. Total deposits were up 22% from March 31, 2006. Loans grew at an annualized rate of approximately 8% in the first quarter of 2007, as anticipated construction loan maturities offset a portion of new loans added in the quarter. Much of the loan growth occurred late in the quarter, and, therefore, its effect on net interest income was not significant in the first quarter. Total deposits decreased $5.4 million from December 31, 2006 due to seasonal factors affecting non-interest bearing deposits and the loss of a large commercial relationship. Net interest income for the first quarter of 2007 was up 21% over the first quarter of 2006, primarily due to the higher volume of loans. Compared with net interest income of $6,256,000 in the fourth quarter of 2006, first quarter 2007 net interest income was down $504,000 due to two fewer days in the 2007 period and a decrease in the net interest margin.

The Company’s net interest margin was 5.64% in the first quarter of 2007, compared with 5.67% in the same quarter last year and 5.97% in the fourth quarter of 2006. The decrease in the net interest margin on a linked-quarter basis was primarily due to an increase in the cost of funds and a slight decrease in the average yield on earning assets. The average rate paid on interest-bearing liabilities for the first quarter of 2007 was 4.04%, compared with 2.77% in the first quarter of 2006 and 3.90% in the fourth quarter of 2006. The higher average cost of funds was the result of rising short-term interest rates and enhanced competition for deposits in the Company’s markets. Mr. Fitzpatrick stated, “We expected loan growth in 2007 to moderate from the 2006 pace. Margin compression is a significant banking industry issue today, and we expect pressure on the funding side of the balance sheet to continue.”

The quality of the Bank’s assets continues to be strong. The provision for credit losses was $275,000 in the first quarter of 2007 compared with $405,000 in the first quarter of 2006 and $1,105,000 in the fourth quarter of 2006. Net charge-offs in the first quarter of 2007 were insignificant. The total allowance for loan losses was 1.31% as a percentage of loans outstanding at March 31, 2007, compared with 1.69% at March 31, 2006 and 1.25% at December 31, 2006. The allowance represented 422% of non-performing loans at quarter end. As of March 31, 2007, non-performing loans as a percentage of total loans were 0.31%, compared with 1.51% at March 31, 2006 and 0.32% at December 31, 2006. Non-performing loans at March 31, 2007 consisted of a single commercial loan. As a percentage of total assets, non-performing assets were 0.37% at quarter-end 2007.

Non-interest income in the first quarter of 2007 was $906,000, up 19%, compared with $761,000 in the first quarter of 2006. The increase in the first quarter of 2007 over the comparable 2006 quarter was primarily related to revenues from the Company’s international trade department, which began operations late in the second quarter of 2006, and an increase in service charges due to the higher number of deposit accounts.

Non-interest expenses in the first quarter of 2007 were $4.6 million compared with $3.7 million in the first quarter of 2006. The increase was primarily a reflection of the overall higher level of staffing, including hiring costs, merit increases and performance-based pay, occupancy, data processing and branch activities. These expenses were primarily due to loan growth, a de novo branch added at the end of the first quarter of 2006, and the expansion of the Company’s international trade finance capabilities. Non-interest expenses in 2007 also included $251,000 of stock-based compensation expense, compared with $38,000 and $23,000 in the first and fourth quarters of 2006, respectively. In addition, the Company recorded a $127,000 non-cash charge related to the Company’s interest rate hedges in the first quarter of 2007, compared with a credit to non-interest expense of $120,000 in the fourth quarter of 2006.

The Company’s efficiency ratio was 69.7% and 66.1% for the first quarters of 2007 and 2006, respectively, and 60.9% for the fourth quarter of 2006. The increase in the first quarter of 2007 related to the decrease in net interest income as well as the higher level of non-interest expenses as previously discussed. The Company’s leverage and risk-based capital ratios continue to exceed the “well-capitalized” requirements.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s prospects for growth, the effect of local economic conditions and the Company’s non-interest revenues. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2006, and other filings with the SEC. Specific risks in this release relate to whether local economic conditions will continue to be strong and the Company’s ability to continue to increase loans and non-interest revenues.

FINANCIAL HIGHLIGHTS
(Unaudited - $ in thousands except per share data)

INCOME STATEMENT		Quarter Ending

	March 31,	March 31,	December 31,
	2007	2006	2006

Interest income	$8,768	$6,396	$9,080
Interest expense	3,016	1,633	2,824

Net interest income	5,752	4,763	6,256
Provision for credit losses	275	405	1,150

Net interest income after provision
for credit losses	5,477	4,358	5,106
Non-interest income	906	761	806
Non-interest expense	4,642	3,654	4,261

Income before provision for income taxes	1,741	1,465	1,651
Provision for income taxes	463	405	406

Net income	$1,278	$1,060	$1,245

Earnings per share:
Basic	$0.26	$0.22	$0.25

Diluted	$0.25	$0.21	$0.24

Weighted average shares outstanding:
Basic	4,900,490	4,772,251	4,885,247
Diluted	5,176,599	5,012,247	5,141,564
Shares outstanding at period end	4,942,023	4,772,251	4,889,323
Efficiency ratio (1)	69.7%	66.1%	60.3%
Number of full-time equivalent employees	138	122	135
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending

	March 31,	March 31,	December 31,
SELECTED AVERAGES	2007	2006	2006

Average loans	$356,763	$275,266	$357,696
Average interest-earning assets	419,939	341,026	424,505
Total average assets	460,272	376,113	465,119
Average deposits	389,665	313,504	394,604
Average interest-bearing liabilities	302,502	235,432	289,777
Average equity	51,241	45,253	50,533

	March 31,	March 31,	December 31,
SELECTED BALANCE SHEET ACCOUNTS	2007	2006	2006

Total assets	$465,050	$382,567	$468,395
Securities available for sale	56,298	54,309	57,688
Loans:
Real estate secured:
One to four family residential	26,521	27,747	27,460
Multifamily	15,577	11,307	16,285
Construction	77,003	52,350	72,606
Commercial real estate	108,616	115,646	117,992

Total real estate	227,717	207,050	234,343

Commercial and industrial	135,985	77,724	121,332
Consumer and other	3,207	3,220	3,486

	366,909	287,994	359,161
Deferred loan fees	(880)	(646)	(1,078)

Loans, net of deferred loan fees	366,029	287,348	358,083
Goodwill and other intangibles	1,911	1,929	1,873
Deposits:
Non-interest-bearing demand	90,310	91,260	107,943
Savings and interest-bearing demand	86,375	95,181	95,861
Certificates of deposits	217,362	135,291	195,646

Total deposits	394,047	321,732	399,450
Borrowings	1,106	658	738
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	53,096	45,616	50,725

Book value per share	$10.74	$9.56	$10.37
Tangible book value per share	$10.36	$9.16	$9.99
Tier 1 leverage capital ratio (Q1-07 estimated)	13.82%	14.91%	13.24%

		Quarter Ending

	March 31,	March 31,	December 31,
RATIOS ANNUALIZED	2007	2006	2006

Return on average assets	1.13%	1.13%	1.05%
Return on average equity	10.11%	9.37%	9.63%
Return on average tangible equity	10.51%	9.84%	10.01%
Average equity/average assets	11.13%	12.03%	10.86%
Yield on interest-earning assets (TE)	8.55%	7.59%	8.63%
Rate on interest-bearing liabilities	4.04%	2.77%	3.90%
Net interest spread (TE)	4.51%	4.82%	4.73%
Net interest margin (TE)	5.64%	5.67%	5.97%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ending

	March 31,	March 31,
ALLOWANCE FOR CREDIT LOSSES	2007	2006

Balance at beginning of period	$4,825	$4,668
Provision for credit losses	275	405
Recoveries	24	33
Charge-offs	(26)	(12)

Balance at end of period	$5,098	$5,094

Components
Allowance for loan losses	$4,801	$4,860
Liability for unfunded credit commitments (1)	297	234

Total allowance for credit losses	$5,098	$5,094

Allowance for loan losses/total loans	1.31%	1.69%
Allowance for credit losses/total loans	1.39%	1.77%
Allowance for loan losses/non-performing loans	422%	112%
Allowance for credit losses/non-performing loans	448%	118%

	March 31,	March 31,	December 31,
NON-PERFORMING ASSETS	2007	2006	2006

Nonaccrual loans	$1,137	$4,330	$1,137
Other real estate owned and other foreclosed assets	606	-	622

Total non-performing assets	$1,743	$4,330	$1,759

Total non-performing loans to total loans	0.31%	1.51%	0.32%

Total non-performing assets/total assets	0.37%	1.13%	0.38%